Exhibit (h)( xxvi)

FIRST AMENDED SCHEDULE A

TO THE AMENDED AND RESTATED FUND RISK MANAGEMENT AND OVERSIGHT

AGREEMENT BETWEEN ADVISERS INVESTMENT TRUST AND

CARNE GLOBAL FINANCIAL SERVICES (US) LLC

LIST OF FUNDS

The following series of the Trust now in existence and listed below (each series a “Fund” and collectively, the “Funds”):

Effective as of March 4, 2020

FUND NAMES

JOHCM International Select Fund

JOHCM Global Equity Fund

JOHCM International Small Cap Equity Fund

JOHCM Emerging Markets Opportunities Fund

JOHCM Asia Ex-Japan Fund

JOHCM Emerging Markets Small Mid Cap Equity Fund

JOHCM International Opportunities Fund

JOHCM Global Income Builder Fund

JOHCM Credit Income Fund

ADVISERS INVESTMENT TRUST	CARNE GLOBAL FINANCIAL SERVICES (US) LLC

/s/ Barbara J. Nelligan	/s/ S. C. Jones
Name: Barbara J. Nelligan	Name: S.C. Jones
Title: President	Title: Managing Director